Exhibit 99.1

DMGI ANNOUNCES MANAGEMENT CHANGES

Additional Management Leadership to be Added through Closing of Merger with Orchard

SACRAMENTO, CALIFORNIA – September 24, 2007 – Digital Music Group, Inc. (NASDAQ: DMGI), a content owner and global leader in the digital distribution of independently owned music, television, film and video catalogs, today announced several management changes.

On July 10, 2007, DMGI entered into a merger agreement with The Orchard Enterprises Inc. (Orchard), a leading global digital distributor and marketer of music, under which Orchard would become a wholly-owned subsidiary of DMGI and the shareholders of Orchard would own approximately 60 percent of the outstanding shares of stock of DMGI following the merger, which is expected to be consummated in the fourth quarter of 2007. For more information, see “Merger Agreement with Orchard” below. Upon closing of the merger, Greg Scholl, Chief Executive Officer of Orchard, will serve as Chief Executive Officer of the combined company, which will be headquartered in New York City. The other members of the executive management team have not yet been determined and will be appointed by the board of directors of the combined DMGI/Orchard after the merger. The changes announced today by DMGI are intended to be interim assignments to strengthen the management of DMGI through the closing.

Karen Davis, DMGI’s Chief Financial Officer and Interim CEO, has advised us that she intends to resign from DMGI effective October 19, 2007 to accept a position as CFO of a private, Sacramento-based company. Effective immediately, Barth Ballard has been promoted to Interim Chief Executive Officer of DMGI. Mr. Ballard has been with DMGI since April 2006 and currently serves as Vice President – Operations & Marketing. He will retain this title and the majority of the managerial duties and responsibilities in the operations and marketing areas in addition to assuming overall leadership for the company.

In addition, Cliff Haigler will be re-joining DMGI, effective immediately, as Interim Chief Financial Officer. Mr. Haigler was one of the founders of DMGI and previously served as our Chief Financial Officer from inception in April 2005 until March 2006. Mr. Haigler is an experienced financial executive and will work closely with Ms. Davis on a smooth transition of responsibilities in the accounting, finance, treasury, taxation and investor relations areas.

In addition, Richard Rees will be re-joining DMGI, effective immediately, as Interim Vice President – Business Development. Mr. Rees was one of the founders of DMGI and previously served in this same capacity from inception of the company in April 2005 until December 2006. Mr. Rees will assume responsibility for business development and content acquisitions, relationships with content owners and music-related marketing. Mr. Rees was the founder of Psychobaby, a record label and digital music distributor based in Austin, Texas, which DMGI acquired contemporaneous with its initial public offering of common stock.

Clayton Trier, Chairman of the Board of DMGI, stated, “The Board extends its heartfelt thanks to Karen Davis for her outstanding service over the past year and a half as our CFO. We also welcome back Cliff and Richard. The Board is pleased and fortunate that these founders of DMGI have agreed to step in and help to manage the business through the next few months, until our merger with Orchard can be

MORE-MORE-MORE

DMGI ANNOUNCES MANAGEMENT CHANGES

completed and management responsibilities transitioned.” Mr. Trier added, “Most of all, we wish to express our support for Barth Ballard, as he assumes the CEO role. Barth has excellent experience and leadership skills, and the Board is confident that he can provide a steady direction and focus for the company during this interim period.”

Merger Agreement with Orchard

On July 10, 2007, DMGI entered into a merger agreement with Orchard under which Orchard will become a wholly-owned subsidiary of DMGI following the merger. Under the terms of the merger agreement, as amended and restated on September 13, 2007, DMGI will issue in a private placement 9,064,941 shares of its common stock and 448,833 shares of a newly created series of preferred stock in exchange for all outstanding equity and equity interests of Orchard. Each share of DMGI preferred stock will be convertible into, and will have voting rights equivalent to, ten shares of DMGI common stock, with a liquidation preference of $55.70 per share.

Completion of the merger is subject to customary closing conditions, including, but not limited to, approval by DMGI’s and Orchard’s shareholders. DMGI cannot provide any assurance that all conditions to the merger with Orchard will be satisfied or that the merger will be consummated. The merger agreement contains certain restrictions on the operation of the business of each of DMGI and Orchard through the closing. It also contains certain termination rights for DMGI and Orchard, and further provides that if the merger agreement is terminated under certain circumstances, DMGI or Orchard will be required to pay the other a termination fee of up to approximately $1.6 million.

On September 14, 2007, DMGI filed a preliminary proxy statement for review by the SEC. This preliminary proxy statement includes a more comprehensive description of the merger terms, DMGI’s and Orchard’s financial data, business descriptions and combined DMGI/Orchard pro forma financial data. Once the proxy statement is finalized, it will be presented to DMGI shareholders along with a request for approval of the merger, which management expects will occur in the fourth quarter of 2007.

About DMGI

Founded in 2005, Digital Music Group Inc. (NASDAQ: DMGI) is a content owner and global leader in the digital distribution of independently owned music and video content. DMGI acquires the digital rights to media catalogs and digitally encodes them into multiple formats for distribution to digital entertainment services operating over the Internet and wireless, cable and mobile networks. Our digital entertainment service partners include: the iTunes Store, YouTube, AOL/In2TV, Joost, mSpot, Veoh, RealNetworks, Napster, Wal-Mart Music, MediaNet, Verizon, Sprint, InfoSpace, Moderati, Zingy, 9 Squared, and many others. For more information, please visit www.dmgi.com.

Digital Music Group is a trademark of Digital Music Group, Inc. Other names mentioned herein are the property of their respective owners.

Forward-Looking Statements

This release contains forward-looking statements (including, without limitation, information regarding DMGI’s management changes and proposed merger with Orchard) that involve risks and uncertainties that could cause the results of DMGI to differ materially from management’s current expectations. Actual results may differ materially from those anticipated in such forward-looking statements as a result of many reasons including risks and uncertainties due to a number of factors including, among others, the matters described in DMGI’s most recent filings with the SEC, including its Annual Report for 2006 on Form 10-K filed with the SEC on March 30, 2007, its Quarterly Report on Form 10-Q for the six months ended June 30, 2007 filed with the SEC on August 14, 2007, and

MORE-MORE-MORE

DMGI ANNOUNCES MANAGEMENT CHANGES

its preliminary proxy statement on Schedule 14A filed with the SEC on September 14, 2007. DMGI assumes no obligation to update the forward-looking information contained in this release.

Press Contact

Allen & Caron, Inc.:	Len Hall, VP Media Relations, Telephone: (949) 474-4300
e-mail: Len@allencaron.com

Investor Relations Contact

Digital Music Group, Inc.:	Karen Davis, Telephone: (916) 239-6010
Allen & Caron Inc:	Michael Mason, Account Manager, Telephone: (212) 691-8087,
e-mail: Michaelm@allencaron.com

####